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                                                                Exhibit 10(a)(2)

               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information, and to the use of our report dated January 30, 1998 accompanying the financial statements of the Penn Insurance and Annuity Company for the year ended December 31, 1997, and to the use of our report dated March 30, 1998 accompanying the financial statements of PIA Annuity Account I for the year ended December 31, 1997 in the Post-Effective Amendment Number 4 to Registration Statement Number 33-83120 on Form N-4 and the related Statement of Additional Information of PIA Annuity Account I.


                                                      /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 20, 1998